ARTICLES OF AMENDMENT
OF
MULTIPLE ZONES, INC.

             Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment to the corporation's Articles of Incorporation.

1.	The name of the corporation is Multiple Zones, Inc.

2.	Article I of the Articles of Incorporation is amended and restated in its entirety to read as follows:

The name of this corporation shall be Zones, Inc. (the "Corporation") and its existence shall be perpetual.

3.	The date of adoption of such amendment was January 24, 2001.

4.	The amendment was adopted by the Board of Directors; shareholder action was not required.

5.	The amendment will become effective as of the close of business May 9, 2001.

	DATED:	April 13, 2001

MULTIPLE ZONES, INC.

		By:	/s/ Firoz H. Lalji

Firoz H. Lalji, President and Chief
Executive Officer